                                  UNITED STATES
                       SECURITIES AND EXCHANGE COMMISSION
                             WASHINGTON, D.C. 20549

                                  SCHEDULE 14A
                                 (RULE 14a-101)

                     INFORMATION REQUIRED IN PROXY STATEMENT

                            SCHEDULE 14A INFORMATION
PROXY STATEMENT PURSUANT TO SECTION 14(a) OF THE SECURITIES EXCHANGE ACT OF 1934

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Check the appropriate box:

[ ] Preliminary Proxy Statement
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    (as permitted by Rule 14a-6(e)(2))
[ ] Definitive Proxy Statement
[ ] Definitive Additional Materials
[X] Soliciting Material Pursuant to Rule 14a-11(c) or Rule 14a-12

                        NEW CENTURY EQUITY HOLDINGS CORP.
                (Name of Registrant as Specified in Its Charter)

    (Name of Person(s) Filing Proxy Statement if other than the Registrant)

Payment of Filing Fee (Check the appropriate box):

[X] No fee required.

[ ] Fee computed on table below per Exchange Act Rules 14a-6(i)(4) and 0-11.

       1) Title of each class of securities to which transaction applies:

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          pursuant to Exchange Act Rule 0-11 (Set forth the amount on which the filing fee is calculated and state how it was determined):

       4) Proposed maximum aggregate value of transaction:

       5) Total fee paid:

[ ] Fee paid previously with preliminary materials.

[ ] Check box if any part of the fee is offset as provided by Exchange Act
    Rule 0-11(a)(2) and identify the filing for which the offsetting fee was paid previously. Identify the previous filing by registration statement number, or the form or schedule and the date of its filing.

       1) Amount previously paid:

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       3) Filing party:

       4) Date filed:


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       The following press release was issued on March 29, 2004.

                                              (NEW CENTURY EQUITY HOLDINGS LOGO)

NEWS RELEASE

             FOR INFORMATION CONTACT:

             David P. Tusa, Executive Vice President and Chief Financial Officer
             (210) 302-0410
             david.tusa@newcenturyequity.com
             www.newcenturyequity.com

MARCH 29, 2004


                        NEW CENTURY EQUITY HOLDINGS CORP.
          ANNOUNCES DEFINITIVE AGREEMENT TO SELL HOLDINGS IN PRINCETON,
                    PLAN OF LIQUIDATION AND DISSOLUTION AND
         RESULTS FOR THE FOURTH QUARTER AND YEAR ENDED DECEMBER 31, 2003

SAN ANTONIO, TX...New Century Equity Holdings Corp. (OTC BB: NCEH) (the "Company" or "New Century") announced today that it has signed a definitive agreement to sell all of its holdings in Princeton eCom Corporation ("Princeton"). The Company also announced that its Board of Directors has approved a plan of liquidation and dissolution of the Company and that it will file a proxy statement seeking shareholder approval of the proposed sale of New Century's holdings in Princeton and New Century's proposed liquidation and dissolution.

SALE OF HOLDINGS IN PRINCETON

The Company has entered into an agreement to sell all of its holdings in Princeton for $10.0 million in cash to existing and new investors of Princeton. This agreement was executed in conjunction with an equity financing that has infused an additional $10.3 million in Princeton for working capital purposes. Subsequent to this financing and prior to the closing of the sale of the Company's holdings in Princeton, the Company's fully diluted interest in Princeton has been reduced to approximately 23%. Additionally, the Company has lost its right to appoint a member of the Princeton board as well as other preferred stockholder rights, including the right to vote its stock in Princeton.

In connection with entering into the agreement, the Company has also been released from its guaranty of the Princeton office lease in Princeton, NJ.

The agreement to sell all of the Company's holdings in Princeton for $10.0 million is subject to the approval of the Company's shareholders and is expected to be completed as early as late July 2004.

New Century Equity Holdings Corp. Announces Definitive Agreement to Sell Holdings in Princeton, Plan of Liquidation and Dissolution and Results For The Fourth Quarter and Year Ended December 31, 2003
Page 2


PLAN OF LIQUIDATION

After considering all options, the Board of Directors determined that the sale of New Century's interest in Princeton followed by the liquidation of the Company would be advisable and in the best interest of its stockholders. As a result, the Company's Board of Directors has unanimously recommended to the stockholders that the sale of Princeton and related liquidation of the Company be approved. Princeton engaged in an additional equity financing in March 2004 in which the Company did not participate, since the Company no longer has the cash resources to participate in equity financings of Princeton. Because New Century did not participate in the financing, New Century lost its seat on Princeton's board of directors as well as other rights as holders of preferred stock of Princeton. If and when Princeton engages in additional equity financings, the inability to participate will result in New Century's holdings in Princeton being further diluted, which may result in decreased value available to stockholders. In addition, New Century has limited resources to continue to support its current holdings or invest in new businesses, and currently anticipates that as early as mid-to-late 2005, the Company would be required to begin the process of liquidating its holdings in Princeton to raise cash necessary to pay corporate overhead expenses as well as expenses associated with being a public company. This would further dilute the Company's interest in Princeton, and would eventually deplete any assets New Century might have available to distribute to stockholders. As a result, the Board of Directors believes that it is important to sell the Company's holdings in Princeton now and subsequently liquidate New Century to maximize the amount of cash available to the stockholders.

As of July 31, 2004 (the anticipated date of a special shareholders meeting), the Company's cash position is estimated to be approximately $4.0 million. In addition to the Company's cash, the liquidation proceeds would include $10.0 million in cash from the sale of the Company's holdings in Princeton. The Company also currently holds 375,000 common shares in Sharps Compliance Corp. ("Sharps") which would be sold for an estimated $0.3 million. The above items represent approximately $14.3 million in estimated liquidation proceeds, before related transaction expenses.

In conjunction with the proposed liquidation, the Company anticipates utilizing cash through completion of the liquidation, including but not limited to: (i) ongoing operating costs of approximately $0.2 million for a sixty (60) day period subsequent to shareholder approval, (ii) payment of approximately $0.6 million to the Company's Chief Executive Officer for his interest in the Company's holdings of Princeton, (iii) legal, consulting and other transaction related fees estimated at $0.5 million, (iv) severance related expenditures totaling approximately $2.6 million, (v) other costs, including costs of accrued liabilities, insurance, vendor arrangement and lease terminations and other wind-down costs estimated to range from $0.6 million to $1.5 million. In addition, the Company has initially determined that approximately $0.6 million to $0.8 million should be reserved for any unknown liabilities that may arise. As a result, the Company currently estimates that it should be able to distribute to its shareholders, in one or more cash distributions over time, approximately $8.1 million to $9.2 million, or $0.23 to $0.27 per share, in liquidation. These amounts are estimates only and could ultimately be higher or lower.

New Century Equity Holdings Corp. Announces Definitive Agreement to Sell Holdings in Princeton, Plan of Liquidation and Dissolution and Results For The Fourth Quarter and Year Ended December 31, 2003
Page 3


If the shareholders approve the sale of the Company's holdings in Princeton and the plan of liquidation, the Company intends to dissolve by filing articles of dissolution, liquidate its remaining assets, satisfy its remaining obligations and make one or more distributions to its shareholders of cash or assets available for distribution. The Company currently anticipates that the articles of dissolution would be filed within approximately 10 days following shareholder approval of the plan of liquidation. Upon filing the articles of dissolution, the Company expects to delist its shares from the Over-The-Counter Bulletin Board exchange and close its stock transfer books, which would generally prohibit any further transfers of record of its shares following dissolution. The Company anticipates making an initial distribution to shareholders within approximately 60 days following the filing of the articles of dissolution. However, the precise timing of these events cannot be predicted, and the initial distribution may be made after the 60-day period. If the stockholders do not approve the Princeton sale and related liquidation, New Century will not liquidate, and the Board of Directors will continue to manage the Company as a publicly owned corporation and will explore what, if any, alternatives are then available for the future of the business.

YEAR END 2003 RESULTS

BUSINESS DISCUSSION

The Company's balance sheet at December 31, 2003, reflects cash and cash equivalents of $5.3 million and stockholders' equity of $11.7 million.

For the three months ended December 31, 2003, the Company's statement of operations included a $0.6 million equity in net loss of affiliate. This amount, which is fifty-two percent (52%) lower than the corresponding prior year loss amount of $1.1 million, represents the Company's equity interest in the net loss of Princeton for the three months ended September 30, 2003 (recorded on a three month lag). Also, included in the fourth quarter 2003 statement of operations is $1.3 million of corporate general and administrative expenses which includes $0.7 million related to the amendment of the employment agreement of the Company's Chief Executive Officer to terminate the split-dollar life insurance agreement (previously disclosed in the Company's Form 8-K dated December 19,
2003).

For the twelve months ended December 31, 2003, the Company recorded a $2.7 million equity in net loss of affiliate, which represents an eighty-six percent (86%) improvement over the corresponding prior year amount of $18.9 million equity in net loss of affiliate. Corporate general and administrative expenses of $3.0 million for the twelve months ended December 31, 2003 were eleven percent (11%) lower than the corresponding prior year amount of $3.4 million.

The Company recently announced an agreement with the former majority shareholders of OSC to settle all claims related to the April 2000 acquisition of OSC by the Company. Under the terms of the agreement, the Company transferred to the former OSC majority shareholders 525,000 shares of the common stock of Sharps owned by the Company. In addition, the former OSC majority shareholders agreed to a voting rights agreement which allows the Company to direct the vote of New Century shares owned by them. Subsequent to the transfer of the Sharps

New Century Equity Holdings Corp. Announces Definitive Agreement to Sell Holdings in Princeton, Plan of Liquidation and Dissolution and Results For The Fourth Quarter and Year Ended December 31, 2003
Page 4


common stock shares, the Company's interest in Sharps decreased to 3.6% of the outstanding shares. During the three months ended December 31, 2003, the Company recorded a non-cash charge to discontinued operations of $0.4 million in conjunction with the settlement agreement.

PRINCETON

For the three months ended September 30, 2003, Princeton recorded revenues of $8.3 million, an operating loss of $1.6 million and an EBITDA (earnings before interest, taxes, depreciation and amortization) loss of $0.1 million. The EBITDA loss of $0.1 million, for the three months ended September 30, 2003, is calculated by excluding depreciation and amortization expense of $1.5 million from Princeton's net loss of $1.6 million.

EBITDA is a key indicator that management uses to evaluate the operating performance of Princeton. While EBITDA is not intended to represent cash flow from operations as defined by generally accepted accounting principles and should not be considered as an indicator of operating performance or an alternative to cash flow as a measure of liquidity, it is included herein to provide additional information with respect to Princeton's ability to meet future debt service, capital expenditure and working capital requirements. This calculation may differ in method of calculation from similarly titled measures used by other companies.

The Company does not consolidate the accounts of Princeton in its financial statements, but rather discloses Princeton's results in the Company's footnotes to its financial statements consistent with the accounting for an equity investee.

Princeton's revenues for the quarter ended December 31, 2003 were adversely affected by the loss of certain customers.

IMPORTANT ADDITIONAL INFORMATION WILL BE FILED WITH THE SEC

New Century plans to file with the SEC and mail to its shareholders a Proxy Statement in connection with the proposed sale of its interest in Princeton and the proposed liquidation and dissolution. The Proxy Statement will contain important information about New Century and the matters submitted for shareholder approval. Investors and shareholders are urged to read the Proxy Statement carefully when it is available.

Investors and shareholders will be able to obtain free copies of the Proxy Statement under Schedule 14A and other documents filed with the SEC by New Century through the website maintained by the SEC at www.sec.gov. In addition, investors and shareholders will be able to obtain free copies of the Proxy Statement from New Century by contacting the Chief Financial Officer of New Century at (210) 302-0444.

New Century and its directors and executive officers may be deemed to be participants in the solicitation of proxies in respect of the proposed sale of New Century's interest in Princeton and New Century's related liquidation and dissolution. Information regarding New Century's

New Century Equity Holdings Corp. Announces Definitive Agreement to Sell Holdings in Princeton, Plan of Liquidation and Dissolution and Results For The Fourth Quarter and Year Ended December 31, 2003
Page 5


directors and executive officers is contained in New Century's Form 10-K for the year ended December 31, 2002, Form 10-Q for the quarter ended September 30, 2003 and Proxy Statement dated April 23, 2003 in connection with New Century's 2003 Annual Meeting of Shareholders, which are filed with the SEC. As of March 22, 2004, New Century's directors and executive officers beneficially owned 5,339,584 shares (assuming the exercise of all 4,612,406 vested options), or approximately 15.4 percent, of New Century's common stock. None of the options held by the Company's directors or executive officers are considered "in-the-money". Options would be considered "in-the-money" if the exercise price of the options were less that $0.27 per share, which is the high end of the Company's estimated range of the aggregate approximate liquidation distributions to stockholders. As a result, the Company does not anticipate that any currently outstanding options will be exercised.

New Century Equity Holdings Corp. Announces Definitive Agreement to Sell Holdings in Princeton, Plan of Liquidation and Dissolution and Results For The Fourth Quarter and Year Ended December 31, 2003
Page 6


ABOUT NEW CENTURY EQUITY HOLDINGS CORP.

New Century Equity Holdings Corp. (OTC BB:NCEH) is a company focused on high growth organizations. The Company's holdings include its investments in Princeton eCom Corporation and Sharps Compliance Corp. New Century Equity Holdings Corp. is headquartered in San Antonio, Texas.


This press release contains forward-looking statements with respect to our plans and objectives, distributions resulting from the sale and liquidation of our assets, general economic conditions and other matters. For this purpose, any statement that is not a statement of historical fact and any statement using the term "believes," "expects," "plans," "anticipates," "estimates" or any similar expression is a forward-looking statement, including without limitation statements concerning the estimated amount and timing of closing of the sale of New Century's interest in Princeton and any distribution(s) to stockholders, the timing of dissolution, liquidation and closure of our stock transfer books and the future operation and wind-down of our business. Those statements include statements regarding our intent, belief, or current expectations, as well as the assumptions on which such statements are based. Such forward-looking statements are not guarantees of future performance and involve risks and uncertainties, and actual results may differ materially from those contemplated by such forward-looking statements. Important factors that could cause the results to differ materially from those in forward-looking statements include those discussed in New Century's filings with the Securities and Exchange Commission, including the proxy statement to be filed in connection with the Princeton sale and related plan of liquidation.

                                      # # #

               NEW CENTURY EQUITY HOLDINGS CORP. AND SUBSIDIARIES
                 CONDENSED CONSOLIDATED STATEMENTS OF OPERATIONS
                      (IN THOUSANDS, EXCEPT PER SHARE DATA)

                                                             THREE MONTHS ENDED          TWELVE MONTHS ENDED
                                                                DECEMBER 31,                 DECEMBER 31,
                                                           -----------------------     -----------------------
                                                              2003          2002          2003          2002
                                                           ---------     ---------     ---------     ---------
                                                                               (UNAUDITED)
Revenues ..............................................    $      --     $      --     $      --     $      --
Operating expenses:
 Selling, general and administrative expenses .........        1,298           836         3,021         3,403
 Depreciation and amortization expense ................           32            40           153           157
                                                           ---------     ---------     ---------     ---------

  Operating loss from continuing operations ...........       (1,330)         (876)       (3,174)       (3,560)
Other income (expense):
 Interest income, net .................................           12            30            77           154
 Equity in net loss of affiliate ......................         (554)       (1,147)       (2,723)      (18,891)
 Impairment of investment in affiliate ................         (306)           --          (306)           --
 Litigation settlement ................................           --            --          (354)           --
 Consulting income ....................................           --           313            --         3,125
 Other (expense) income, net ..........................          (16)           15            (6)          634
                                                           ---------     ---------     ---------     ---------

  Total other expense, net ............................         (864)         (789)       (3,312)      (14,978)
                                                           ---------     ---------     ---------     ---------

Net loss from continuing operations ...................       (2,194)       (1,665)       (6,486)      (18,538)
Discontinued operations:
 Net loss from discontinued operations ................           --            --            --          (962)
 Net (loss) income from disposal of
  discontinued operations .............................         (389)           78           (30)        2,254
                                                           ---------     ---------     ---------     ---------

Net loss ..............................................    $  (2,583)    $  (1,587)    $  (6,516)    $ (17,246)
                                                           =========     =========     =========     =========

Basic and diluted net (loss) income per common share:
 Net loss from continuing operations ..................    $   (0.06)    $   (0.05)    $   (0.19)    $   (0.54)
 Net loss from discontinued operations ................           --            --            --         (0.03)
 Net (loss) income from disposal of
  discontinued operations .............................        (0.01)           --            --          0.07
                                                           ---------     ---------     ---------     ---------

  Net loss ............................................    $   (0.07)    $   (0.05)    $   (0.19)    $   (0.50)
                                                           =========     =========     =========     =========

Weighted average common shares outstanding ............       34,653        34,218        34,379        34,217
                                                           =========     =========     =========     =========



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               NEW CENTURY EQUITY HOLDINGS CORP. AND SUBSIDIARIES
                      CONDENSED CONSOLIDATED BALANCE SHEETS
                                 (IN THOUSANDS)

                                                                      DECEMBER 31,
                                                                ------------------------
                                                                   2003           2002
                                                                ---------      ---------
                                     ASSETS

Current assets:
  Cash and cash equivalents ..............................      $   5,330      $   8,704
  Accounts receivable ....................................             28              9
  Prepaid and other assets ...............................            309            330
  Net current assets from discontinued operations ........             --          1,427
                                                                ---------      ---------
   Total current assets ..................................          5,667         10,470

Property and equipment, net ..............................             83            248
Other non-current assets .................................             53             53
Investments in affiliates ................................          7,233          9,353
                                                                ---------      ---------
   Total assets ..........................................      $  13,036      $  20,124
                                                                =========      =========

                     LIABILITIES AND STOCKHOLDERS' EQUITY

Current liabilities:
  Accounts payable .......................................      $      58      $      30
  Accrued liabilities ....................................          1,252            551
  Net current liabilities from discontinued operations ...             --          1,435
                                                                ---------      ---------
   Total current liabilities .............................          1,310          2,016

Other non-current liabilities ............................             --              1
                                                                ---------      ---------
   Total liabilities .....................................          1,310          2,017

Stockholders' equity .....................................         11,726         18,107
                                                                ---------      ---------
   Total liabilities and stockholders' equity ............      $  13,036      $  20,124
                                                                =========      =========